Exhibit 99.1

Brightline Interactive Secures Strategic Investment Led by Drone Executive Allan Evans

Evans, CEO of Unusual Machines, Inc., Leads Investor Group in Personal Investment in Brightline’s SpatialCore Platform

ASHBURN, Va., September 24, 2026 — Brightline Interactive, Inc. (Nasdaq: BTLN) (the “Company”), the company building SpatialCore, an interoperability and operational context platform for Physical AI, today announced it has entered into an agreement for a private investment in public equity (PIPE), with gross proceeds of $1.25 million, of units of common stock and warrants to purchase common stock priced above the Company’s closing share price on September 23, 2026, led by Dr. Allan Evans, Chief Executive Officer of Unusual Machines, Inc. (NYSE American: UMAC), along with other participating investors.

Dr. Evans’s participation in the financing is being made in his personal capacity and is not a corporate transaction between Brightline and Unusual Machines. Proceeds from the financing are intended to support continued development of SpatialCore and to help Brightline pursue new markets and use cases across the Physical AI ecosystem.

Dr. Evans is a recognized leader in the drone industry. He has served as CEO of Unusual Machines since December 2023, previously served as Chief Operating Officer of Red Cat Holdings, and holds graduate degrees from the University of Michigan.

“SpatialCore takes the right approach to a problem this industry has not solved: giving autonomous systems, sensors, and platforms a shared way to understand the physical world,” said Dr. Evans. “That kind of interoperability is becoming critical as autonomy scales, and I believe the company that builds it well stands to capture significant value in a market that is still early. That is why I am personally leading this investment in Brightline.”

“Allan has spent his career building and operating inside the drone industry, and his decision to lead this investment reflects real conviction in the SpatialCore approach and where this market is headed.” said Tyler H. Gates, President and Chief Executive Officer of Brightline Interactive. “This capital lets us keep building the interoperability layer the industry needs and move faster into new markets and use cases as demand grows.”

Transaction Details

The financing consists of a private investment in public equity (PIPE) of units of common stock and warrants to purchase common stock, for aggregate gross proceeds of $1.25 million. The warrants carry 100% coverage at an exercise price of $2.00 per share. Pricing for the units is $0.70 per unit. The transaction is anticipated to close on September 25, 2026, subject to customary closing conditions. Net proceeds are intended to support continued development of SpatialCore and Brightline’s expansion into new markets and use cases.

The exercise price of the warrants will be subject to adjustment for stock dividends, stock splits, reverse splits and similar capital transactions, including the previously announced 8-for-1 stock split that will be effective on September 28, 2026. Following that split, the exercise price of the warrants will be $16.00 for each post-split share.

Additionally, if, at any time the warrants are exercisable, the volume-weighted average price of the Company’s common stock on the Nasdaq Capital Market exceeds $3.00 (the “Call Price”) for five (5) consecutive trading days, the Company has the option to redeem the outstanding warrants, subject to further conditions as described in the warrants. The Call Price is subject to adjustment for stock dividends, stock splits, reverse splits and similar capital transactions, including the previously announced 8-for-1 stock split that will be effective on September 28, 2026. Following the split, the Call Price of the warrants will be $24.00.

21745 Red Rum Dr., Suite 242, Ashburn, VA 20147 || brightlineinteractive.com

About Brightline Interactive

Brightline Interactive, Inc. (Nasdaq: BTLN) is building SpatialCore, an interoperability and operational context platform for Physical AI. SpatialCore is designed to connect real-world data from sensors, autonomous systems, digital twins, geospatial environments and other sources into a shared, AI-ready understanding of the physical world. Brightline works across defense, government, and commercial markets to enable people, AI and autonomous systems to operate more effectively together. For more information, visit www.brightlineinteractive.com.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements related to Brightline Interactive’s strategy, market position, product development, partnership activities, and business expansion plans. The words “believe,” “intend,” “strategy,” “continue,” “design,” or the negative of these words or other similar terms are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of Brightline Interactive and reflect their current assessment of the risks and uncertainties related to their business as of the date of this press release. Brightline Interactive assumes no obligation to update any forward-looking statements contained in this press release except as may be required by law. Such statements are subject to known and unknown risks, uncertainties, and assumptions, and actual results could differ materially from those expressed or implied. Factors that may cause actual results to differ materially include, without limitation, market conditions, competitive developments, and the other risks detailed in Brightline Interactive’s periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Company Contact

Demetrios Soutsos, Chief Strategy Officer

info@brightlineinteractive.com

Media Contact

Brightline: Brightline@samsonpr.com

21745 Red Rum Dr., Suite 242, Ashburn, VA 20147 || brightlineinteractive.com